*Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished subsequently to the Securities and Exchange Commission upon request; provided, however that DSwiss, Inc may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.*

DSWISS SDN. BHD.

and

HBW INTERNATIONAL MARKETING SDN. BHD.

FULL SERVICE SUPPLY AGREEMENT

Contents

SECTION Page

1. Definitions	3
2. Scope of contract	4
3. Purchase Orders	5
4. Delivery and export control	5
5. Client's Obligations	6
6. Prices and terms of payment	6
7. Quality Control	7
8. Intellectual Property Rights	7
9. Term and termination	8
10. Warranty; limitation of liability	9
11. Confidential information	10
12. Force majeure	11
13. Amendments	11
14. Subcontract	11
15. Assignment	11
16. Severability	12
17. Notices	12
18. Entire agreement	12
19. Governing law and jurisdiction	12
20. List of Exhibits	12

By and between

(1)	DSWISS SDN. BHD. ,a company organized and registered under the laws of Malaysia with offices at ( address) represented by MR. LEONG MING CHIA, in his capacity as legal representative duly authorized to represent it (hereinafter: “Client”)

on one hand, and

(2)	ULTRA BEAUTY SUPPLY., a company organized and registered under the laws of Malaysia with offices at No.8-3, Jalan USJ 1/1C, 47620 Subang Jaya, Selangor, Darul Ehsan, Malaysia, represented by Kaymen Leong in his capacity as Managing Director (hereinafter “Supplier”)

on the other hand,

(Supplier and Client are hereinafter collectively referred to as “Parties“ and singularly as “Party”)

Preamble

Whereas, Supplier is a manufacturer that develops and manufactures health food based and traditional category products, using its own formulations and/or formulations of any of its Affiliated Companies (as hereinafter defined);

Whereas, Client is engaged in the sale of health food based products at wholesale and/or retail level and wish to purchase from Supplier certain products as listed under Exhibit 1 (as amended from time to time);

Whereas, by this Agreement (as hereinafter defined) Client and Supplier wish to determine a set of terms and conditions which shall be generally applicable to all forthcoming occasions when Supplier and Client will be parties to and execute sale-purchase and/or supply agreements;

It is agreed as follows:

1.               Definitions

1.1.	The expressions beginning by capital letters set out herein shall have the meanings specifically ascribed thereto herein below, unless the context otherwise requires. The words defined in the singular form shall include the plural form and vice-versa:

Affiliated Companies means with regard to either Party a company controlling, controlled by or under common control with such Party, and “control” means the effective ability to direct the management of a company, whether through the ownership of a majority of the voting shares of such company, by contract or otherwise.

Agreement means this agreement and all its Exhibits as listed under Section 20 (as eventually may be amended from time to time pursuant to Section 13).

Client means the company (or companies) or individual entity(ies) as defined above

Confidential Information shall have the meaning as provided under Clause 11.4.

Delivery means the delivery of the Products pursuant to Clause 4.1 or any different delivery term mutually agreed in writing by the Parties.

Delivery Date means the delivery date confirmed pursuant to Clause 3.4.

Due Date means the date when payment is due pursuant to Clause 6.5.

Event of Default means the event of default as defined under Clause 9.3.

Force Majeure means in relation to either Party, any circumstances beyond the reasonable control of that Party (e.g. any strike, lockout or other form of industrial action, fires, explosion, war, civil commotions, riots, sabotage, applicable legislation and regulations there-under, interruptions by government etc). See also Section 12.

Free Issue Parts means any raw materials, semi-processed goods and/or packaging materials to be furnished by Client necessary for manufacturing the Products.

Packaging’s Minimum Quantity (or Minimum Order Quantity of Packaging or MOQ Packaging) means the minimum quantity of Packaging Components that based on packaging components’ vendor Supplier is obliged to buy for each type of Packaging Component, as indicated in Exhibit 1.

Price means the unitary price of each Product as set out in Exhibit 1 hereto (as eventually may be amended from time to time) and/or the updated/new unitary price of each Product as quoted after the date of this Agreement pursuant to Section 6;

Product means the health food based products as set out in Exhibit 1 (as may be amended from time to time) and/or listed in the Purchase Order;

Production’s Minimum Quantity (or Minimum Order Quantity of Products or MOQ Products) means the minimum quantity of Products that based on its manufacturing capacity and on the Product features Supplier can manufacture for each type of Products, as indicated in Exhibit 1.

Purchase Order means the purchase order placed by Client to Supplier for the supply of the Products as confirmed by Supplier pursuant to Section 3;

Reject Period means the time period from the date of effective Delivery of the Products until 14 (fourteen) working days following such date.

Supplier means the company (or companies) as defined above

Technical Specifications means the technical specifications (e.g. product quality dossier, master product specification etc) provided by Supplier and/or any other technical specification related to the Products agreed in writing and/or signed between the Parties.

1.2.	The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.               Scope of contract

1.1.	Subject to the terms and conditions of this Agreement and based on firm binding purchase orders from Client to Supplier, Supplier, within the limits of its manufacturing capacity, shall manufacture and sell to Client, which hereby undertakes to buy, the health food based products hereinafter listed in Exhibit 1 (as may be amended from time to time pursuant to this Agreement) with a full service procedure, purchasing all materials (raw materials, packaging materials and labelling etc) necessary for the manufacturing of the Products.

3.               Purchase Orders

1.1.	This Agreement defines the terms and conditions for the supply of the Products manufactured upon firm purchase orders placed by Client to be confirmed by Supplier.
1.2.	Independently from the reference above, commencing from the date of signature of this Agreement, any sale-purchase/supply between the Parties shall be subject to the terms of this Agreement unless a deviation is specifically agreed in writing by the Parties. In any case, any other purchasing or standard conditions (e.g. printed on the back of the purchase-order form) shall be null and void.
1.3.	Client’s purchase order shall define quantities (that must not be lower than the minimum quantities for both finished Products as per Exhibits 1 hereto), agreed price and delivery date. It is agreed that Client shall accept delivery of the Products with a tolerance of + / - 10% against ordered quantities.
1.4.	At receipt of the purchase order Supplier, upon verification of its production spaces and subsequent delivery, within min. 14 (fourteen) working days from the date of receipt of the purchase order, will inform Client about the final confirmed Delivery Date which shall be considered the contractual delivery date valid between the Parties.
1.5.	Any Free Issue Parts, specifications, samples and other materials (if any) supplied to Supplier or paid by Client shall be held by Supplier in good condition at Supplier’s risk; they shall only be used by Supplier in performing this Agreement and shall not be disclosed to any third party.

4.               Delivery and export control

1.1.	Unless otherwise agreed in writing, the Delivery of the Products shall be ex-works at the place named by Supplier.
1.2.	Purchase Orders cannot be cancelled or shipment postponed except upon written notice to and acceptance by Supplier. Supplier will attempt to accommodate Client’s Purchase Order cancellation requests, but reserves the right, in its sole discretion, to reject any attempt by Client to cancel an order under certain reason, for instance, where arrangements to purchase raw materials and packaging materials have been made. Any changes to the requirements or delivery schedule give Supplier the title to (i) charge Client an equitable amount, and/or (ii) receive an equitable extension in the Delivery Dates.
1.3.	In the lack of pick up or shipment by Client on the EXW Delivery Date, Supplier may, but is not obliged to, keep the Products on deposit free of charge (and at Client’s sole risk) for a maximum period of 1 (one) month.
1.4.	Client agrees that it will not, and that Client will inform its customers that they may not, in any form, export, re-export, resell, ship or divert, directly or indirectly, any documentation, technical data or a direct Product or any parts thereof to any country for which an applicable government or any agency thereof, requires an export license or other governmental approval without first obtaining such license or approval. Client shall also obtain at Client’s own expense any necessary governmental permits or licenses required to import the Products or any part thereof into any other country.

5.               Client's Obligations

1.1.	As a condition for enabling Supplier to perform its quality obligations and to fulfil the Delivery Date(s), Client shall timely perform or provide, as the case may be, any and all actions, approvals or submissions of its competence (e.g. bench submission, formula/shade approval, Free Issue Parts delivery (if any) etc) as agreed or defined in the Technical Specifications and in the Quality Dossier.
1.2.	In case of delays or other non-compliance by Client, Supplier shall − save Supplier's other rights and remedies available at law or in equity − be entitled to a proportionate extension of the time schedule/Delivery Date to the extent that the performance of Client’s actions/approvals were delayed.

6.               Prices and terms of payment

1.1.	The Prices applicable to the Products (calculated on an ex-works basis) shall be in Ringgits (RM) (unless otherwise agreed in writing by the Parties) and are set out in Exhibit 1 hereto (as may be amended from time to time by re-execution of said attachment by both Client and Supplier). For new Products, the Prices shall be the prices quoted by Supplier for such new Products.
1.2.	Unless expressly mentioned otherwise, the Prices are inclusive of the Packaging Components to be supplied by Supplier.
1.3.	The Price of each Product shall be considered fixed during a min. 12 (twelve) month period commencing when the Product is first offered for purchase to Client. After such period, Supplier shall have the right to review the Price annually and in the event of increase of Supplier’s production costs. Prior to any such price increase going to effect, Supplier shall inform Client with at least 30 (thirty) days notice.

1.4 . The Products’ Prices are to be considered exclusive of:

(a)	Sales taxes, levies or other applicable charges, of any nature;
(b)	a mark-up covering the cost for handling and stocking any Packaging Components and (if any) the Free Issue Parts and other materials supplied by Client and;
(c)	the cost of any tests which Client may reasonably require (e.g. pursuant to Clause 8.4) in addition to the tests already performed by Supplier on a routinely basis as indicated in the Quality Dossier;
(d)	any costs for the development of the Products (including but not limited to costs for tools, e.g. clichés, pilot, mould) and for promotional material realised by Supplier pursuant to Client’s reasonable request.

1.5. Payment of the Price shall be due as follows:

(a)	50% of total order value upon Purchase Order’s placement, against invoice; and
(b)	50% of total order value pro-quota before Delivery, against invoice.

1.6. Should Client fail to pay the amount of any invoice on the Due Date:

(a)	Supplier shall be entitled to suspend deliveries of the Products until the amount outstanding has been fully credited to Supplier’s bank account.

In the event Supplier is required to retain an attorney to enforce this Agreement or to effect collection on any unpaid invoice, Supplier shall be entitled to recover all reasonable attorneys’ fees and costs incurred in any such legal action.

1.7.	Any costs not included in the Price and disbursed directly by Supplier in a given month, shall be paid by Client within the end of the following month.
1.8.	In no event Client shall be entitled to set off from any payment to Supplier any claims which Client might have against Supplier or any company directly or indirectly controlled by (or controlling) Supplier.

7.               Quality Control

1.1.	With regards to any Free Issued Parts and any other raw material and/or packaging and/or labelling material eventually supplied by Client, Client guarantees that they have been tested and fully conform to applicable legislation and are certified for use in.
1.2.	Supplier shall not be liable for any quality or conformity issue of the Free Issue Parts eventually supplied by Client, which remain fully liable for them.
1.3.	In case Client wishes Supplier to perform any test and/or quality control on the Free Issue Parts, such tests / controls performance shall be considered an additional service to be mutually agreed in advance between the Parties in written form and executed upon payment of an extra price to Supplier.
1.4.	Supplier shall grant that the Products are manufactured in accordance with applicable GMP and/or provided the prior written agreement between the Parties any specific requirement requested by Client.
1.5.	It is agreed by the Parties that any expediting visits by Client or Client’s representative to Supplier’s plants or offices shall be previously agreed between the Parties upon written request and at Supplier’s convenient time.

8.               Intellectual Property Rights

1.1.	Client acknowledges and agrees that all intellectual and industrial property rights or secrets, whether registered or not, relating to or associated with the Products / bulk formulas (in their present and/or future configuration), which are owned or will be developed by Supplier, will be/shall remain Supplier’s (or Affiliated Companies’) exclusive property and Client hereby agrees that Supplier will have exclusive right to register and apply for any patents thereof.
1.2.	Client shall notify Supplier immediately of any claims made against Client by any third party. With Client’s assistance, Supplier shall conduct all negotiations and settle any claim or demand or any litigation that may arise there from, provided that no formulation and/or documentation and/or know-how furnished by Supplier shall have been used by Client for any purpose or in any manner other than that for which they had been provided by Supplier pursuant to this Agreement.
1.3.	Should such use for other purposes have been made by Client, then all responsibility and liability resulting there from shall lie entirely with Client.
1.4.	In no event Supplier shall be liable for any damage or consequence due to the infringement of intellectual property rights related to Free Issue Parts or Packaging Components procured by Supplier under recommendation or request by Client. Client shall keep Supplier fully indemnify with regards to any expense or damage Supplier should suffer in connection to such infringement.

9.               Term and termination

1.1.	This Agreement shall become effective on the date of its signature by both Parties.
1.2.	The terms and conditions of this Agreement shall continue to be applicable to all forthcoming sale-purchase agreements between Supplier and Client until:
(a)	termination of this Agreement pursuant to this Section 9; or
(b)	discharge of this Agreement by mutual consent of both the Parties; or
(c)	replacement of this Agreement by a new frame agreement which is executed between Supplier and Client with reference to the same subject.
1.3.	As used in this Agreement, an Event of Default means when a Party is in serious breach of any material obligations provided for by this Agreement. Should either Party cause an Event of Default, then the non-defaulting Party may give written notice to the defaulting Party which notice shall specify the Event of Default. After receipt of such notice, the defaulting Party shall have a period of 15 (fifteen) days to remedy the Event of Default. In the lack of such timely remedy, then this Agreement shall be deemed automatically terminated, without prejudice to any other rights or remedies to the non-defaulting Party available at law or in equity.
1.4.	Any of the following will constitute an act of default hereunder, giving either Party the title to immediately terminate this Agreement:
(a)	Failure to remit payment when due;
(b)	the other Party makes any voluntary arrangement with its creditors or becomes subject to any bankruptcy procedure, goes into liquidation or ceases to carry on its business (except in the case of amalgamation or other reorganisation within the company group); or
(c)	in the event of Force Majeure as provided for in Clause 12.4.

1.5. It is agreed that in case of early termination of this Agreement for any reason, Supplier will be entitled to:

- finalise all the running productions,

- invoice for the finished Products in stock and/or already delivered; and

-	recover all the incurred cost for purchasing raw materials and/or Packaging Components by the time of termination.
1.6.	Any waiver by either Party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.
1.7.	The rights to terminate this Agreement given by this clause shall not prejudice any other right or remedy of either Party, available at law or in equity, in respect of the breach concerned (if any) or any other breach.

10.            Warranty; limitation of liability

1.1.	Supplier solely warrants that at the time of Delivery the Products: (i) until the shortest of the “expiry date” and the “shelf life” as indicated by Supplier, perform in compliance to the Technical Specification; and (ii) comply in all respects with any applicable laws, rules and regulations of the country(ies) of destination of the Products (provided such country of destination is specified in writing in advance by Client).
1.2.	At any time within the Reject Period, i.e. 14 (fourteen) days following the date of Delivery of the Products, Client may reject all or part of the Products in the event it verifies that such Product/s is/are not supplied in strict compliance with the provisions under Clause 10.1. In such event, Client shall (i) immediately (however within the Reject Period) notify Supplier in writing, specifying the nature of the non conformity; (ii) keep the Product - preserved with care and in a manner not to change the status of the Products at the time of defect discovery - at the disposal of Supplier for inspection; (iii) if so requested by Supplier, deliver the Product to Supplier to allow the inspection of the same. Products will be considered accepted by Client if no written notice of claim will be received by Supplier by the Reject Period.
1.3.	If the foregoing inspection proves that the Product is defective for reasons solely due to Supplier, Supplier shall at its own choice and at its own expense replace the defective Product with another non-defective Product or rework them. Client acknowledges that save the case of personal injuries the replacement or reworking of the defective Product shall be its sole and exclusive remedy for defective. In no event, Client shall be entitled to delay or retain any due payments for any sum exceeding the value of the rejected Products.
1.4.	In all other cases (when the defect of Products is not due to reasons solely due to Supplier), reworking (or replacing) of defective Products and/or materials shall be handled by Client according to the local authorities requirement, at its own expense.
1.5.	Exclusively in the cases under Clause 10.3, it is agreed that in addition to exclusive remedies for defects therein provided under the same Clause, Supplier may, but is not obliged to, indemnify the Client towards sole direct costs Client should prove by documentation to have suffered in connection to any eventual recall process from the market of the defective entire lots of Products, provided such recall was prior agreed in writing between the Parties.
1.6.	In the event that a defect is not immediately apparent (i.e. in case of factory defects, undetectable at acceptance procedures), Client shall notify in writing Supplier within 8 days after it becomes aware of the hidden defect. The claims concerning hidden defects of the Products shall however be raised against
Supplier within 1 (one) year from Delivery. Same rejection procedure of all Clauses above shall apply.
1.7.	Supplier’s warranty (as per this Section 10) for defective Products and Supplier’s liability for damages caused by the defective Products to goods or persons is expressly excluded (i) in case of improper use of the Products (i.e. not in compliance with Supplier’s usage instructions attached to Products); and (ii) after the expiry of the shortest between the shelf life or the expiry date of the Products as indicated by Supplier; (iii) for defects owing to wear and tear. Client undertakes to provide the same limitations in the warranty given to Client’s customer.
1.8.	Client acknowledges that except as otherwise provided in this Section 10, Supplier makes no warranty of any kind with respect to any Products and Supplier disclaims any and all implied warranties relating thereto, if any, including, but not limited to, any implied warranties of merchantability, fit for a particular purpose or achievement of any particular performance criteria or benefit neither if indicated on the packaging elements of the Product.
1.9.	With the exception of bodily injuries, Supplier shall not be liable for any loss of profits or any special, indirect, incidental or consequential damages or reputation loss.

11.            Confidential information

1.1.	If Supplier and Client exchange Confidential Information (as defined below) in performing their respective obligations under this Agreement, such Confidential Information shall be used solely for purposes consistent with this Agreement.
1.2.	Confidential Information, if disclosed in written form, shall be clearly marked with the discloser's name and "confidential" or any substantial equivalent thereof. If orally disclosed, Confidential Information shall be summarised in written form and clearly marked with the discloser's name, "confidential" or the substantial equivalent thereof and delivered to the recipient within thirty days from the date of disclosure.
1.3.	Such Confidential Information shall be maintained as confidential by the receiving Party. The receiving Party may disclose Confidential Information on a need-to-know basis to such Party's employees who agree in writing to maintain the confidentiality of the disclosing Party's Confidential Information with the same degree of care as applies to the receiving Party's own Confidential Information.
1.4.	For the purpose of this Section, Confidential Information means any information acquired concerning the other Party or its affairs, the Products or the Formulas, save that neither Party shall be obligated to maintain in confidence any information received from the other Party if the information:
(a)	was in the possession of or was known to such Party prior to its receipt from the other Party; or
(b)	is independently developed by such Party without the utilisation of such Confidential Information; or
(c)	is or becomes public knowledge without the fault of such Party.
1.5.	The terms and conditions of this Section shall survive the termination for any reason whatsoever of this Agreement for a period of 5 (five) years.

12.            Force majeure

1.1.	If either Party is affected by Force Majeure (as defined above), it shall promptly notify the other Party of the nature and extent of the circumstances in question.
1.2.	Notwithstanding any other provision of this Agreement, neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or other non-performance of any of its obligations under this Agreement to the extent that the delay or non-performance is due to any Force Majeure. The time for performing such obligation shall be extended accordingly. The Party invoking Force Majeure shall give prompt notice of the cessation of the cause thereof.
1.3.	Nothing in this Section 12 shall relieve any Party of its obligation to make payments when due hereunder.
1.4.	If an event of Force Majeure shall occur and continue for 6 (six) months so as to frustrate the purpose contemplated by this Agreement, or if there is no reasonable possibility that such event will be cured within a six-month period, then either Party shall be entitled to terminate this Agreement pursuant to Clause 9.4 (c).

13.            Amendments

1.1.	This Agreement shall be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto or, in the case of a waiver, by the Party waiving compliance.

14.            Subcontract

1.1.	Client herewith expressly authorizes Supplier to carry out its obligations under this Agreement also through the production facilities of Supplier’s subsidiaries. Client hereby expressly gives its consent to any sub-contracting by Supplier which shall be entitled to carry out its obligations under this Agreement through sub-suppliers appointed by it in its absolute discretion.

15.            Assignment

1.1.	With the exception of the successors of each Party (as in case of company merger), which automatically succeed such Party in this Agreement, the rights and benefits of either Party under this Agreement shall not be assigned or otherwise disposed of without the prior written consent of the other Party.
1.2.	The activities carried out at the production facilities of Supplier’s subsidiaries are not to be considered as an assignment of this Agreement, provided that Supplier will remain liable for such activities.

16.            Severability

1.1.	If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part the other provisions of this Agreement and the remainder of the effective provisions shall continue to be valid.

17.            Notices

1.1.	Any notice to be given by one Party to the other Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it.
1.2.	All notices under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

18.            Entire agreement

1.1.	This Agreement sets out the entire agreement and understanding between the Parties with respect to the subject matter hereof. This Agreement supersedes all previous agreements, arrangements and understandings between the Parties with respect to the subject of this Agreement, which shall cease to have any further effect.

19.            Governing law and jurisdiction

1.1.	This Agreement shall be governed by and construed in accordance with the law of Malaysia.
1.2.	Any dispute arising from, or in connection with, the interpretation, execution and validity of this Agreement shall be exclusively and finally settled under the Rules of the Chamber of Arbitration of Malaysia by one or three arbitrators appointed in accordance with the said Rules.
1.3.	Arbitration shall take place in Kuala Lumpur, Malaysia and proceedings shall be held in the English language.
1.4.	The exclusive jurisdiction of arbitration in this Clause specifically extends to disputes regarding claims based in tort, disputes regarding the validity of the Agreement, costs of arbitration proceedings (without limitation thereto).
1.5.	The arbitration award shall be final and binding upon the Parties to the arbitration and may be enforced in any court having jurisdiction over the Party against which enforcement is sought.

20.            List of Exhibits

The following Exhibits form an integral part to this Agreement.

• Exhibit 1	Products, Prices, MOQs

As witness this Agreement has been executed by or on behalf of the Parties the day and year first before written.

Client _______________________ Authorized representative	Supplier __________________________ Authorized representative

Exhibit 1

[Redacted]